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                                  EXHIBIT 12(A)

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  SALTON, INC.

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                                                    39 WEEKS
                                                      ENDED                                    YEAR ENDED
                                                    3/29/2003      ----------------------------------------------------------------
(IN THOUSANDS, EXCEPT RATIOS)                      (UNAUDITED)       2002          2001          2000          1999          1998
----------------------------                        ---------      --------      --------      --------      --------      --------
Fixed Charges
  Interest and amortization of debt
  issuance costs on all indebtedness                $ 30,273      $ 43,357      $ 39,043      $ 31,102      $ 15,864      $  7,336

Add interest element implicit in rentals               2,837         3,040         3,724         1,923         1,158           521
                                                    --------      --------      --------      --------      --------      --------
  Total fixed charges                               $ 33,110      $ 46,397      $ 42,767      $ 33,025      $ 17,022      $  7,857

Income

  Income before income taxes                        $ 24,879      $ 44,541      $ 73,846      $146,903      $ 53,863      $ 32,186
  Add fixed charges                                   33,110        46,397        42,767        33,025        17,022         7,857
                                                    --------      --------      --------      --------      --------      --------
  Income before fixed charges and income taxes      $ 57,989      $ 90,938      $116,613      $179,928      $ 70,885      $ 40,043
                                                    ========      ========      ========      ========      ========      ========
Ratio of earnings to fixed charges                      1.75          1.96          2.73          5.45          4.16          5.10

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